EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 2022 ANNUAL AND FOURTH QUARTER RESULTS

York, Pennsylvania, March 7, 2023:  The York Water Company's (NASDAQ:YORW) President and CEO, JT Hand, announced the Company's 2022 financial results.

President Hand reported that 2022 operating revenues of $60,061,000 increased $4,942,000 and net income of $19,580,000 increased $2,596,000 compared to 2021.  Basic and Diluted Earnings per share of $1.40 for 2022 increased $0.10 compared to 2021.  Dividends per share rose 4% compared to 2021.  Increased revenues were primarily due to growth in the customer base from acquisitions and the utilization of the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.

During the year, the Company invested $50.5 million in construction expenditures for armoring and replacing the spillway of the Lake Williams dam, wastewater treatment plant construction, routine items, as well as various replacements and improvements to infrastructure.  During 2022, the Company replaced approximately 61,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.  In addition, the Company invested a combined $3.4 million in the acquisition of multiple water and wastewater systems.

President Hand also reported that for the fourth quarter of 2022 operating revenues increased $1,377,000 and net income increased $1,010,000 compared to the fourth quarter of 2021.  Basic and Diluted Earnings per share of $0.35 for the fourth quarter of 2022 increased $0.04 compared to the same period last year.  Increased revenues were primarily due to growth in the customer base from acquisitions and the utilization of the DSIC.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.

President Hand reported that York Water plans to invest approximately $60.6 million in 2023 and $47.1 million in 2024, excluding acquisitions, for additional main extensions, armoring and replacing the spillway of the Lake Williams dam, wastewater treatment plant construction, water treatment plant upgrades, and improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended December 31
	In 000's (except per share)
	Quarter		Twelve Months
	2022	2021	2022	2021
Operating Revenues	$15,111	$13,734	$60,061	$55,119
Net Income	$5,011	$4,001	$19,580	$16,984
Average Number of Common Shares Outstanding	14,266	13,096	13,958	13,076
Basic and Diluted Earnings Per Common Share	$0.35	$0.31	$1.40	$1.30
Dividends Declared Per Common Share	$0.2027	$0.1949	$0.7874	$0.7571

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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